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                                                                    EXHIBIT 16.1

                       [Letterhead of Arthur Andersen LLP]

April 22, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated April 22, 2002 of Mrs. Fields' Holding Company, Inc., to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,


/s/  Arthur Andersen LLP
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cc:  Ms. Sandra Buffa, Sr. Vice President and Chief Financial Officer of
     Mrs. Fields' Holding Company, Inc.